Exhibit H-2


       SUGGESTED FORM OF NOTICE OF PROPOSED TRANSACTIONS


System Energy Resources, Inc. (70-7604)


          System Energy Resources, Inc. ("SERI"), 1340 Echelon Parkway, Jackson, Mississippi 39213, a subsidiary of Entergy Corporation, a registered holding company, has filed a post-effective amendment to its Application-Declaration under Sections 9(a) and 10 of the Public Utility Holding Company Act of 1935 ("Act").

          Pursuant to Commission authorization (HCAR Nos. 24825, 24827 and 24919, February 21, 1989, February 23, 1989 and July 7,
1989, respectively) (the "Orders"), SERI entered into a Fuel Lease, dated as of February 24, 1989 (the "Lease"), with River Fuel Funding Company #3, Inc. ("River Fuel") under which SERI leases nuclear fuel required for use at its Grand Gulf Nuclear Generating Station ("Grand Gulf"). Under the terms of the Lease, River Fuel makes payments to suppliers, processors and manufacturers necessary to provide nuclear fuel for Grand Gulf, or SERI makes such payments and is reimbursed by River Fuel.

          In accordance with the terms of the Orders, SERI consented to allow River Fuel to finance the acquisition of up to $250 million of nuclear fuel through (i) a maximum commitment of $70 million under a Credit Agreement, dated as of February 24, 1989, with Union Bank of Switzerland, Houston Agency (the "Credit Agreement"), and (ii) the issuance by River Fuel of up to $180 million of secured notes ("Secured Notes") pursuant to Secured Note Agreements entered into with certain institutional lenders.

          Under the Credit Agreement, River Fuel may issue and sell its commercial paper through an agent under a Depositary Agreement supported by an irrevocable direct-pay letter of credit issued by the Bank. Alternatively, River Fuel can make revolving credit borrowings from the Bank evidenced by River Fuel's promissory notes.

          In order to obtain more flexibility for its nuclear fuel acquisition program and because of favorable conditions in the commercial paper market, SERI now proposes that River Fuel enter into either (a) an amendment to the Credit Agreement increasing the maximum commitment thereunder to $250 million ("Amended Credit Agreement"), or (b) if alternative bank financing becomes available on more favorable terms, a new credit agreement in replacement of the Credit Agreement providing for a maximum commitment of $250 million ("Successor Credit Agreement").

          Under the terms of the Lease, River Fuel may not amend the Credit Agreement or enter into any successor credit agreement without the consent of SERI. Authorization is requested for SERI to consent to the execution by River Fuel of the Amended Credit Agreement or Successor Credit Agreement; provided, however, that
(a) River Fuel's combined obligations under the Amended Credit Agreement (or Successor Credit Agreement) and the outstanding Secured Notes shall at no time exceed the $250 million currently authorized by the Commission, and (b) all of the other terms and conditions of the Amended Credit Agreement (or Successor Credit Agreement) shall continue to be within the parameters authorized by the Orders.

          The Post-Effective Amendment to the Application-Declaration and any further amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a
hearing should submit their views in writing by            ,
1995, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants and declarants at the address specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application-Declaration as so amended, may be granted and/or permitted to become effective.

               For the Commission, by the Division of Investment
Management, pursuant to delegated authority.


                                        ____________________
                                             Secretary